Exhibit 4.1

CERTIFICATE OF ELIMINATION
OF THE SERIES A CONVERTIBLE PREFERRED STOCK
OF
STAAR SURGICAL COMPANY

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

STAAR Surgical Company,  a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Company, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of 1,700,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on December 26, 2007, filed a Certificate of Designation (the “Series A Certificate of Designation”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of Series A Preferred Stock are outstanding and no shares thereof will be issued subject to the Series A Certificate of Designation.

3.  That with regard to the foregoing facts, the Board of Directors of the Company has adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED:  That that none of the authorized shares of the Series A Preferred Stock are outstanding, and none shall be issued pursuant to the Series A Certificate of Designation.

RESOLVED FURTHER:  That all matters set forth in the Series A Certificate of Designation are hereby eliminated from the Restated Certificate of Incorporation.

RESOLVED FURTHER:  That the officers of the Company be, and they hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State setting forth a copy of these resolutions, and to take any and all such further actions as such officers deem necessary or advisable to carry out the purpose and intent of these resolutions.

4. That, accordingly, all matters set forth in the Series A Certificate of Designation be, and they hereby are, eliminated from the Restated Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, STAAR Surgical Company has caused this Certificate of Elimination to be signed by its secretary on this 15th day of June, 2010.

/s/ Charles Kaufman
Charles Kaufman
Secretary